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                                                                     EXHIBIT 8.1

              [LETTERHEAD OF ANDREWS & KURTH L.L.P. APPEARS HERE]



                               February 9, 1999



Star Gas Partners, L.P.
2187 Atlantic Street
Stamford, Connecticut 06902

Ladies and Gentlemen:

     We have acted as special counsel to Star Gas Partners, L.P. (the "Partnership") in connection with the offering of up to 3,676,058 Senior Subordinated Units representing limited partner interests ("Senior Subordinated Units") and 102,773 common units representing limited partner interests ("Common Units" and, together with the Senior Subordinated Units, the "Units") in the Partnership pursuant to the Registration Statement on Form S-4 of the Partnership (Registration No. 66005) relating to the Units (the "Registration Statement"). Capitalized terms used herein but not defined are defined in the Registration Statement.

     All statements of legal conclusions contained in the discussion that is contained in the section entitled "Certain Federal Income Tax Considerations" in the prospectus included in the Registration Statement (the "Prospectus"), unless otherwise noted, reflect our opinion with respect to the matters set forth therein.

     We hereby consent to the references to our firm and this opinion contained in the Prospectus.

                                    Very truly yours,



                                    ANDREWS & KURTH L.L.P.